Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Patrick Spratt KVH Industries 401-847-3327	Christine Mohrmann Financial Dynamics 212-850-5600

KVH Reports Results for Third Quarter of 2008

Third quarter revenue of $15.7 million with net loss of $0.8 million or $0.06 per share

MIDDLETOWN, RI – October 21, 2008 – KVH Industries, Inc., (Nasdaq: KVHI) today reported financial results for the quarter ended September 30, 2008. Revenue for the third quarter of 2008 was $15.7 million, down 10% from the quarter ended September 30, 2007. Net loss for the period was ($0.8) million, or ($0.06) per share. During the same period last year the company reported earnings of $0.00 on a per share basis.

For the nine months ended September 30, 2008, revenue was $61.2 million or flat compared to the nine months ended September 30, 2007. KVH reported net income of $2.8 million or $0.19 on a per-diluted share basis for the 2008 period, versus net income of $1.5 million or $0.10 on a per-diluted share basis in the year-ago period.

“A combination of challenging economic conditions and a delay in two fiber optic gyro programs contributed to a third quarter that did not meet our expectations. However, our diversified business model, including growth in marine product and airtime sales along with an increase in military navigation revenue, helped moderate the impact of these events. At the same time, we achieved major strategic milestones, including signing a new agreement to expand our mobile broadband service into the Pacific Ocean, adding defense-related backlog for 2009 and beyond, and making good progress in the development of our aeronautical satellite TV system,” said Martin Kits van Heyningen, KVH’s chief executive officer.

In the third quarter of 2008, mobile communications revenue was $12.3 million, down 6% on a year-over-year basis. “Our marine revenue rose 22% over the same quarter last year with strong sales overseas and domestically. Among the key drivers in this market were TracPhone® V7 antenna sales and the growth of our airtime service, which is steadily becoming a substantial recurring revenue source for the company,” Mr. Kits van Heyningen continued. “The expected addition of mini-VSAT Broadband coverage across the major Pacific Ocean shipping and aviation lanes in December 2008 should help us maintain our momentum. With this new coverage area, we will be capable of generating airtime revenue from a wider audience of commercial, leisure, and government vessels as well as in the future from business jets traveling through our network.

“Within the land mobile market, quarterly revenue was down 56%, with our sales into the recreational vehicle market substantially lower than our earlier, conservative projections. This market continues to be a challenge for KVH as well as others in the RV industry, where shipments of RVs are at an 11-year low through the end of August 2008.”

KVH’s defense-related guidance and stabilization sales, including those for KVH’s fiber optic gyro solutions and TACNAV® military navigation systems, were approximately $3.4 million in the third quarter of 2008, down 23% on a year-over-year basis. “The growth in revenue from TACNAV shipments and product refurbishment activities was offset by two delays within our fiber optic business. First, the final qualification process for KVH’s fiber optic gyros (FOGs) for use in remote weapon stations (RWS) has taken longer than expected, which prevented shipments during the third quarter. We now expect to be in full production of our RWS FOGs in the next few weeks following the anticipated successful completion of the qualification.

“Second, an anticipated follow-on order for our TG-6000 inertial measurement units was held up due to ongoing negotiations between the U.S. Navy and the prime contractor for the MK54 torpedo. Since the start of the fourth quarter, however, we have learned that the U.S. Navy has placed a new MK54 order with the prime contractor and we anticipate resuming shipments of the TG-6000 by the end of the quarter,” remarked Mr. Kits van Heyningen.

Commenting on the company’s financial results for the third quarter, Patrick Spratt, KVH’s chief financial officer, said, “While our top and bottom lines were lower than anticipated, our strong operating model enabled us to more effectively manage the impact of the revenue shortfall. Gross margin was better than expected at 41% thanks to a more favorable mix of product sales. We also continued to demonstrate good operating expense control resulting in a year-over-year decline on a dollar basis. Although inventory levels are high due in part to FOG shipment delays, our balance sheet remains strong, allowing us to continue our investment in long-term growth drivers for the company.

“Looking ahead to the fourth quarter, we will be investing in infrastructure to support the rollout of our Pacific network hub and the start of mini-VSAT Broadband coverage in that region. While the challenging economic climate and the exact timing of the resumption of FOG shipments add a level of uncertainty to our estimates, we still expect to return to year-over-year growth in the fourth quarter with revenue in the range of $20.0 million to $23.0 million and earnings per share of roughly $0.01 to $0.05.”

Recent Operational Highlights:

•

October 7, 2008 – KVH announced that it had signed a 5-year agreement to provide mini-VSAT Broadband service coverage in the Pacific Ocean via SAT-GE’s GE-23 satellite and its North Pacific beam, representing a significant expansion in service availability.

•

September 22, 2008 – Unicom, a member of Sovcomflot, Russia’s largest shipping company, selected KVH’s TracVision® M9 satellite TV antennas to equip the Unicom fleet with entertainment at sea. A total of 60 antennas will be installed over the duration of the project, representing the largest single maritime TracVision order in KVH’s history.

•

September 17, 2008 – KVH received a new contract from a southeast Asian customer for the purchase of KVH’s TACNAV military vehicle navigation systems and displays. The contract has a total value of approximately $1.3 million with shipments starting in late 2008 and extending into early 2009.

KVH is webcasting its third quarter conference call live at 10:30 a.m. Eastern time today through the company’s website. The conference call can be accessed via the company’s website at http://investors.kvh.com and listeners are welcome to submit questions pertaining to the earnings release and conference call to ir@kvh.com. The audio archive and an MP3 podcast will also be available on the company website within three hours of the completion of the call.

About KVH Industries, Inc.

KVH Industries, Inc., is a leading manufacturer of systems to provide mobile access to satellite TV, communication, and high-speed Internet, as well as navigation, pointing, and guidance solutions for defense and commercial applications. The company’s products are based on its proprietary mobile satellite antenna and fiber optic technologies. An ISO 9001-certified company, KVH is based in Middletown, Rhode Island. For more information, visit http://www.kvh.com.

This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding our financial goals for future periods, anticipated revenue growth, anticipated profitability, anticipated orders for our mobile communication and military products, and anticipated improvements in our competitive position. The actual results we achieve could differ materially from the statements made in this press release. Factors that might cause these differences include, but are not limited to: further delays in customers’ qualification processes for our products or other delays in shipping; the risk that we may not receive expected orders; competitors’ products and services; delays or an inability to expand coverage of the mini-VSAT Broadband service to new regions; the potential inability to secure adequate Ku-band satellite capacity or the licenses necessary for any expansion of the mini-VSAT Broadband network; risks associated with the delivery or performance of critical hardware; future decisions about the expected profitability of additional satellite regions; the need for qualification of products to customer or regulatory standards; unanticipated declines or changes in customer demand, due to economic, seasonal and other factors, particularly with respect to the TracPhone V7; the unpredictability of order timing, purchasing schedules and priorities for our defense products; order cancellations or unexercised options, particularly for longer-term defense orders; potential reductions in our overall gross margins in the event of a shift in product mix; weakened consumer demand for our products and services, especially at the more price sensitive low end of our product offerings; the impact of worsening general economic conditions, such as increases in fuel prices, on the sale and use of motor vehicles and marine vessels; changes in interest rates; our dependence on third-party satellite networks for programming and satellite services; delays in delivery arising from supplier production constraints; poor or delayed research and development results; currency fluctuations, export restrictions, delays in procuring export licenses, and other international risks; potential product liability claims; the difficulty in protecting our proprietary technology; potential claims of intellectual property infringement; expenses associated with corporate governance requirements; and changes in our equity compensation practices, including the impact of fluctuations in our stock price. These and other factors are discussed in more detail in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 8, 2008. Copies are available through our Investor Relations department and website, http://investors.kvh.com. We do not assume any obligation to update our forward-looking statements to reflect new information and developments.

KVH Industries, Inc., has used, registered, or applied to register its trademarks in the USA and other countries around the world, including the following marks: KVH, KVH logo, Azimuth, TracVision, TracPhone, TACNAV, DataScope and the DataScope logo, Sailcomp, mini-VSAT Broadband and the mini-VSAT Broadband logo, and the banded, dome-shaped housing of its satellite antennas.

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KVH INDUSTRIES, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Sales:
Product sales	$12,325	$15,337	$52,734	$55,369
Non-product sales	3,415	2,229	8,454	5,842

Total sales	15,740	17,566	61,188	61,211

Costs and expenses:
Cost of product sales	7,693	9,570	31,754	33,958
Cost of non-product sales	1,571	1,009	3,893	2,807
Research and development	1,813	2,258	5,804	6,986
Sales, marketing and support	3,573	3,534	11,830	11,324
General and administrative	1,992	1,977	5,280	6,100

Total costs and expense	16,642	18,348	58,561	61,175

Income (loss) from operations	(902)	(782)	2,627	36

Interest income	278	704	1,037	2,084
Interest expense	36	42	118	129
Other income (expense), net	(42)	27	(236)	(15)

Income (loss) before income tax expense	(702)	(93)	3,310	1,976
Income tax expense (benefit)	110	(73)	558	438

Net income (loss)	$(812)	$(20)	$2,752	$1,538

Net income (loss) per common share:
Basic and diluted	$(0.06)	$(0.00)	$0.19	$0.10

Weighted average number of common shares outstanding:
Basic	14,251	15,005	14,461	14,977

Diluted	14,251	15,005	14,474	15,001

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KVH INDUSTRIES, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	September 30, 2008	December 31, 2007
ASSETS

Cash, cash equivalents and marketable securities	$49,447	$53,305
Accounts receivable, net	9,060	12,826
Inventories	15,215	9,313
Other current assets	972	1,017

Total current assets	74,694	76,461

Property and equipment, net	12,150	11,739
Deferred income taxes	3,334	3,334
Other non-current assets	3,339	36

Total assets	$93,517	$91,570

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$12,757	$8,633
Current portion of long-term debt	2,060	132

Total current liabilities	14,817	8,765

Deferred revenue	—	9
Long-term debt, excluding current portion	—	2,026
Stockholders’ equity	78,700	80,770

Total liabilities and stockholders’ equity	$93,517	$91,570

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